EXHIBIT 4

Acting Ethically

Code of Business Conduct

Sun Life Financial

Table of Contents

Message from the CEO	1
Mission, Vision and Values	2
Applying the Code	3
Does the Code apply to me?	3
Annual Code Acknowledgement	3
How do I apply the Code in my business dealings?	4
Reporting Code breaches	5
How do I report a breach of the Code?	5
What happens when I report a breach?	6
Other obligations	7
Complying with the law	8
Deterring fraud	9
Combatting money laundering and terrorist financing	10
Avoiding conflicts of interest	11
Trading in securities	12
Rejecting corruption and bribery	13
Accepting and giving gifts and entertainment	14
Respecting privacy and confidentiality	15
Personal information	15
Information about Sun Life	16
Promoting fairness in the workplace	17
Engaging in outside activities or employment	18
Sustainability	19
Competing fairly	19
Dealing with Sun Life assets	20
Using technology appropriately	20
Using and protecting Sun Life assets	21
Expenses	21
Keeping books and records	22
Maintaining appropriate controls	23
Dealing with regulators, auditors and others	25
Need help?	26

Message from the CEO

Longevity is one measure of the consistent, high standard of business practice that underpins a financial services company’s reputation. We at Sun Life Financial take pride in our history, which dates back more than 140 years.

Our success as a company is founded on our values, our rigorous governance practices and transparency in all our business dealings. Our Code of Business Conduct outlines these values and explains how we put them into practice every day. This is asked of each of us throughout our organization, regardless of rank or position.

At Sun Life, we come to work every day committed to the highest standards of professionalism, honesty and integrity. This applies in the way we treat our employees and serve our customers. Acting ethically is more than how we work. It’s how we think.

Now more than ever, we must renew our focus on business ethics and conduct. Our industry has been buffeted by economic turbulence on a global scale. In the midst of this, our brand and our reputation have remained steadfast. I am asking all of you to work with me to build on these strengths. Our Code of Business Conduct is our guide.

Donald A. Stewart

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Mission, Vision and Values

Mission

To help customers achieve lifetime financial security.

Vision

To be an international leader in protection and wealth management.

Values

Integrity

We are committed to the highest standards of business ethics and good governance.

Engagement

We value our diverse, talented workforce and encourage, support and reward them in contributing to the full extent of their potential.

Customer focus

We provide sound financial solutions for our customers and always work with their interests in mind.

Excellence

We pursue operational excellence through our dedicated people, our quality products and services, and our value-based risk management.

Value

We deliver value to the customers and shareholders we serve and to the communities in which we operate.

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Applying the Code

Does the Code apply to me?

The Sun Life Financial Code of Business Conduct applies to all people on Sun Life’s payroll and all directors of Sun Life Financial Inc., its subsidiaries and joint venture companies, other than those companies that have adopted a code of business conduct that is consistent with the spirit of the Code. Compliance with the Code is mandatory and a condition of your employment.

We are all responsible for:

—  reading, understanding and complying with the Code and any policies or supplementary codes of business conduct that may apply to us,

—  asking for guidance when necessary, and

—  reporting suspected violations.

You must read, understand and comply with the Code.

Annual Code Acknowledgement

Each year, you will be asked to reaffirm your commitment to comply with the Code and to confirm you have complied with it over the last year by completing the Annual Code Acknowledgement. At that time you will also be asked to report any Code breaches of which you are aware (even if you previously reported them to management).

How do I apply the Code in my business dealings?

Our reputation is one of our most important assets. Our customers may own our products for decades before they make a claim. They expect us to operate with integrity and maintain our sound reputation.

Apply the spirit of the Code to situations you encounter at work.

While the Code does not provide specific guidance on all situations you may encounter at work, you should keep in mind the importance of our reputation and not do or condone any activity that could damage it. If you encounter a difficult situation, ask yourself the following questions:

—  Is this legal?

—  Is this fair and ethical?

—  Am I confident that Sun Life would not be embarrassed if this situation became public knowledge?

—  Would I approve of this situation if I were a co-worker, a customer or a shareholder?

You should be able to answer “Yes” to each question. Use your best judgment and common sense, keeping in mind that you are required to comply with both the content and spirit of the Code. If you have any questions as to how to apply the Code in any situation, consult your manager, human resources, a compliance officer or a member of the law department.

Reporting Code breaches

We must all take an active role in ensuring the Code is applied throughout Sun Life.

How do I report a breach of the Code?

Advise your manager, human resources, a compliance officer or someone in the law department if you believe YOU may have contravened the Code.

If you know or suspect that SOMEONE ELSE has contravened the Code or you feel you are being pressured to violate the law or your ethical responsibilities, advise your manager, human resources, the general counsel or senior compliance officer in your business group, or the chief compliance officer. If you would prefer to report the situation anonymously, or if you feel that someone has not responded appropriately to your report, use the Employee Ethics Hotline. You can access the hotline either by telephone or through the Internet. It is provided by an outside service provider, and is available to all employees, seven days a week, 24 hours a day.

If you suspect a breach has taken place, do not attempt to deal with the situation yourself. Your identity in any follow-up discussions or inquiries will be kept in confidence to the extent appropriate or permitted by law.

What happens when I report a breach?
Sun Life takes violations of the Code seriously and investigates all reports and allegations. Investigations are handled discreetly to the extent permitted by policy or law.
Sun Life does not tolerate retaliation.

Sun Life strictly prohibits any form of retaliation against employees for reporting concerns in good faith. If you report a breach in good faith, no action will be taken against you even if we cannot corroborate your concern. However, a mischievous or malicious allegation of a breach is itself a breach of the Code.

Violations of the Code may result in disciplinary action, including termination of employment. Any breach of the Code that violates the law may also result in civil or criminal proceedings.

Other obligations

As a result of your specific position within Sun Life or your professional background, you may be required to comply with other obligations, such as:

—  supplementary codes of business conduct relating to specific activities, companies or business units within Sun Life,

—  rules of conduct governing members of your professional group or association, and

—  Sun Life standards governing specific situations you may encounter in your work.

A list of Sun Life policies and standards that relate to various Code sections is set out at the back of the Code.

If you have any questions about whether a supplementary code of business conduct, policy or standard applies to you, please talk to your manager.

If you are a manager you should:

—  act ethically and foster a work environment that reflects the content and the spirit of the Code,

—  encourage employees to act ethically in all dealings,

—  understand the Code and champion it with your team members,

—  answer employee questions about the Code or direct them to where they can find the information they need,

—  take steps to prevent breaches of the Code and to report and respond to any violations, and

—  support and protect those who report breaches.

Managers, by virtue of their positions of authority, must act as ethical role models for others.

We all have many stakeholders – customers, co-workers, regulators, shareholders, our industry and our communities. They expect us to reflect Sun Life’s values in our actions and act with integrity. The Code sets out some specific ways we show our stakeholders that we are an ethical organization.

Complying with the law

Acting ethically requires each of us to take all reasonable steps to understand and comply with the laws, rules and regulations that apply to our positions within Sun Life. It also requires us to work to the spirit of the law.

You should comply with the most restrictive policy or law in situations where a supplemental policy and/or law appears to conflict with the Code. Please advise your manager, a compliance officer, or the person in the law department primarily responsible for advising your business unit or function of the conflict.

"It's not enough to know my job. I also need to know the laws affecting my job."

Q **My job is very technical and many different laws apply to the work I do. How can I be sure that I won't violate an aspect of one of these laws?**

Your manager and the person in the law department primarily responsible for advising your business unit or function will be familiar with the laws that apply to your work. Do not hesitate to contact either of them if you need clarification.

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Deterring fraud

Our stakeholders expect us to conduct ourselves honestly and with integrity. None of us should participate in any type of dishonest or fraudulent behaviour that may affect Sun Life, our customers or our co-workers. Some examples of fraud are listed in the Fraud Risk Management Standard.

Sun Life does not tolerate fraud. You can help to ensure that we continue to operate ethically by reporting any suspected fraud incidents, whether committed by a co-worker or a third party, to your fraud reporting officer or through the Employee Ethics Hotline. Ask your manager or refer to the Contact Lists on The Source for the name of the fraud reporting officer in your area.

Report any suspected fraud immediately.

"I need to be aware of what's going on around me."

I am concerned that my colleague may be committing fraud against Sun Life, but I am not really sure. What should I do?

Call your fraud reporting officer or use the Employee Ethics Hotline to report your concern.

What do people mean when they talk about fraud?

Fraud is any dishonest act or omission intended to deprive or mislead others for personal or corporate gain. Fraud includes criminal deception, the use of false representations to gain unjust advantage, and dishonest schemes or tricks. Examples of fraud include misappropriating customers' funds, submitting dishonest claims and identity theft.

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9

Combatting money laundering and terrorist financing

You must actively protect Sun Life’s products and services from being used for money laundering, terrorist financing or other criminal activity.

Money laundering is the act of turning “dirty money” into “clean money” through a series of financial transactions so that the criminal origin of the funds becomes difficult to trace. Terrorist financing focuses on the destination and use of funds that may come from legitimate or criminal sources. We must all actively protect Sun Life’s products and services from being used for money laundering or for financing terrorist or other criminal activity.

Detecting money laundering and terrorist financing activity requires us to properly identify and authenticate our customers. You should report any suspicious premium payments, surrenders or other activities to your money laundering reporting officer. If you fail to do so Sun Life may be exposed to the risk of legal sanction, financial penalties and reputational damage. Ask your manager or refer to the Contact Lists on The Source for the name of the money laundering reporting officer in your area.

Avoiding conflicts of interest

One important way we demonstrate our integrity is by ensuring that we do not put our interests ahead of those of our customers or shareholders, and do not appear to do so. Many situations could give rise to a potential conflict of interest. Actions we take on behalf of Sun Life must not be influenced by the possibility of gain for ourselves or for anyone personally associated with us. It is also important to avoid any appearance of a conflict.

Other sections of the Code set out some of the more common conflicts, but they are not exhaustive. If you have questions, speak to your manager or a compliance officer.

You must avoid any conflict or appearance of a conflict between your personal interests and those of Sun Life.

Trading in securities

When we invest in the stock market our decisions must not be based on material non-public information we learn through our employment or relationship with Sun Life. You must not trade in Sun Life securities, or in any securities of another company, no matter how small or large the trade, if this decision is based on material information that is not generally available to the public. You also may not “tip” or pass this information on to others, or even share it with co-workers, other than those who have a need to know it to carry out their jobs at Sun Life.

If someone asks you for information about Sun Life that is not generally available to the public, please direct that inquiry to Public and Corporate Affairs or a member of the law department.

“Material information” is any information that a reasonable investor would consider important in deciding whether to buy, hold or sell the securities of a publicly traded company. There are also certain types of information that may become material over time (e.g., proposed business transactions). Consult the Disclosure Policy, Securities Trading Policy or someone in the law department as to whether information is material.

You may be subject to additional requirements depending on your specific employment at Sun Life. These may include pre-clearing your personal investments, trading public company securities only during specified periods, and filing insider-trading reports.

Rejecting corruption and bribery

We do not, directly or indirectly, engage in bribery, kickbacks, payoffs or other corrupt business practices in our business relationships including with suppliers, customers and government representatives.

Many countries in which Sun Life operates have specific anti-corruption legislation. These generally prohibit companies from giving or offering anything of value to a government representative to influence a decision or assist the company in doing business.

Although you may make certain payments to facilitate routine government actions such as obtaining visas, it can be difficult to determine what is allowed. For this reason, other than for legally prescribed fees and similar payments, you should obtain advance approval from your business group general counsel or senior compliance officer before you give any business-related gift to a government representative.

Accepting and giving gifts and entertainment

Talk to your manager or compliance officer if you are unsure about whether you should accept or give a gift.	From time to time many of us are offered, or may provide, gifts, favours, benefits or entertainment in the course of our work.

You should not accept any benefit that could in any way influence, or appear to influence, your ability to make objective business decisions. You should not offer gifts, favours, benefits or entertainment that might be perceived as inappropriately influencing another company’s business dealings with Sun Life. Consider the following criteria when accepting or offering benefits:

— is the value involved nominal? (Check local policies or speak to your manager for guidance on what constitutes nominal in your business group as this can vary.)
— does this occur frequently?
— does the exchange create a sense of obligation on either party?
— would it embarrass Sun Life or the recipient if publicly disclosed?
— does it violate anti-corruption laws?

Depending on your position at Sun Life you may also have an obligation to report or seek pre-approval of gifts. Unless specifically provided under the terms of your employment or engagement you may not receive a commission or other compensation related to the sale of any Sun Life product or service.

Respecting privacy and confidentiality

We are all responsible for protecting confidential information – whether about Sun Life or our customers or co-workers – against theft, loss, unauthorized access, disclosure, destruction or misuse.

Personal information

Respecting our customers’ and employees’ privacy is critical to maintaining our ethical reputation and building strong business relationships. We accumulate a great deal of information about our customers and employees, and have an obligation to limit the collection, access, use and disclosure of this information as outlined in the Sun Life worldwide privacy commitment.

Specifically, we must collect, use or disclose personal information lawfully and fairly, and disclose it only with the permission of the person to whom it relates unless otherwise permitted or required by law. In certain jurisdictions, our customers have the right to ask if we hold any personal information about them and, if so, to review it. They may also have the right to know how we collected the information, how we use it, and to whom we have disclosed it.

You must protect personal information about Sun Life customers and employees.

We must respect and maintain the confidentiality of our employees’ personal information such as salaries, performance reviews or disabilities. Do not share this information with anyone unless it is directly related to performing your job.

Access to personal information within Sun Life is generally restricted to those employees who have a legitimate business reason to access it. In some cases, we may communicate or transfer personal information to employees, agents and service providers (even in other countries). In this case, the information may be subject to the laws of those jurisdictions. All of these persons, wherever they are located, must be required to protect the confidentiality of this personal information.

Only authorized people may speak for Sun Life.

Information about Sun Life

Other than information produced and disclosed in the ordinary course of business, all information about Sun Life and its business is confidential and should not be disclosed to anyone outside Sun Life, including family and friends, or to your co-workers unless they need to know the information to carry out their employment. You are expected to keep confidential any information you acquire about Sun Life during your employment, even after you leave the company.

You should not speak for Sun Life, or imply you are doing so, unless you are specifically authorized. Some external communications such as articles for publication, presentations and remarks made on behalf of Sun Life may require review prior to release. Consult the law department or communications for more information.

In addition to everyday communications with outside persons and organizations, you may on occasion be asked to express your views to the media. Please immediately contact the communications representative in your area if the media approach you. As a general rule, public and corporate affairs will respond to questions about Sun Life’s positions on public policy or industry issues.

Promoting fairness in the workplace

Our employees are critical to our success. We are committed to fairness in the workplace and recognize that a diverse workforce allows us to serve our customers most effectively. We will not tolerate unlawful discrimination, harassment or violence at work.	At all times treat your co-workers, customers and others with respect and dignity.

Specifically, we do not unlawfully discriminate against co-workers, customers or anyone else we encounter in the course of our work on the basis of their race, colour, religion, sex, sexual orientation, national origin, citizenship, creed, age, marital status, family status, disability, or other grounds included in human rights legislation. We do not engage in threatening, intimidating or violent acts against co-workers, customers or anyone else encountered in our work. Sexual or other harassment, or offensive behaviour such as verbal abuse or unnecessary physical contact, are also prohibited.

Engaging in outside activities or employment

An important component of employee engagement relates to our ability to participate in our communities. We encourage you to be involved with outside organizations provided this does not create or appear to create a conflict of interest or interfere with your responsibilities at Sun Life.

To reduce the possibility of a conflict of interest, you may not engage in any work for, or serve on the board of, any organization that is publically traded or competes with or has a business relationship with Sun Life without written approval from your manager and your business group’s general counsel. You should also consult with the law department before you join the board of directors of any company other than a charity, non-profit organization, condominium or family businesses.

Do not speak for Sun Life or imply you are doing so in the course of your outside activities unless this has been specifically authorized in advance. Consult the human resources department or a person in the law department, who will arrange to seek the appropriate approval.

Our funds, facilities or services may not be used for the benefit of political parties or their candidates except as specifically authorized in advance. We also have a process for dealing with charitable and philanthropic spending. Please consult public and corporate affairs for information about these types of contributions.

Sustainability

We are committed to the principle of sustainability in the conduct of our business. This means ensuring that we meet the needs of the present in an responsible manner, so that we do not compromise the ability of future generations to meet their needs. We must all strive to conduct our business in a way that helps to reduce our environmental footprint. If you have any suggestions to improve the sustainability of our business practices, please submit them to the Sustainability Program on The Source.

Competing fairly

One of our obligations as an ethical company is to support our industry and encourage fair competition. Although we compete vigorously in every market in which we participate, we are committed to conducting business in compliance with all competition or antitrust laws. As specific prohibitions imposed by these laws vary, competing fairly and ethically in all our business activities is the most effective way to avoid contravening these rules.

Antitrust or competition laws prohibit Sun Life from engaging in activities intended to lessen competition. This means we cannot make agreements with competitors to fix prices or allocate sales, customers or territories. We may also not discuss with outsiders strategic information on topics such as pricing, product development and customer lists. Even if we do not intend these discussions to result in actions that restrict competition, they could be interpreted that way, and could be illegal whether or not they lead to a restriction of competition.

Dealing with Sun Life assets

Using technology appropriately

The Internet, our intranets and email are important business resources and provide broad access to information. It is important that we use this technology appropriately.

Sun Life’s electronic communications systems are its property and should be used primarily for Sun Life business purposes. Incidental appropriate personal use is permitted provided it does not interfere with your business activity or Sun Life’s business applications.

Keep in mind that email records are more permanent than you might think – they can be retrieved even after they appear to have been deleted. If Sun Life becomes involved in litigation or an investigation, all correspondence may have to be turned over to third parties. Be careful when using email and avoid careless, exaggerated or inaccurate statements that could be misunderstood or used against you or Sun Life in a legal proceeding.

To monitor personal use, certain employees are authorized to check individual activity periodically. You should not expect that any of your email or Internet communications are private.

Using and protecting Sun Life assets

We must all take reasonable steps to use Sun Life assets only for legitimate business purposes and to protect those asset against loss, theft, damage and misuse.

Do not remove furniture, equipment, supplies, or files and other information from Sun Life premises without authorization. If you are authorized to work at home or off-site, you are expected to keep Sun Life assets safe.

Be careful not to:

—  breach any copyright laws or regulations when making copies of documents or software, or

—  permit others to use Sun Life’s assets, such as its trademarks, without appropriate consent.

Expenses

We can be reimbursed only for reasonable expenses related to Sun Life business activities. Ensure expenses are documented and approved in keeping with expense reimbursement standards.

You are responsible for keeping confidential information safe.

Keeping books and records

You must ensure that your accounting and financial records meet the highest standards.

Sun Life is required to maintain accurate, reliable and complete records to meet its legal and financial obligations and to manage its affairs. These books and records should reflect accurately all business transactions and be retained in accordance with Sun Life’s Records Management Operating Guideline. Failing to disclose or record revenues, expenses, assets or liabilities is prohibited.

Each of us is responsible for the integrity of books and records under our control. If you are responsible for creating, receiving or maintaining records, be diligent in enforcing proper practices. Keep in mind that you must preserve documents that could be potentially relevant to any litigation or any pending, threatened or reasonably foreseeable government investigation.

Maintaining appropriate controls

We all participate in Sun Life’s internal control framework. Internal controls help us achieve our business objectives, mitigate risks and meet our ethical obligations to our customers and other stakeholders. Our internal controls are designed to provide reasonable assurance that:
— our operations are effective and efficient, — our financial reporting is reliable, and — we comply with laws and regulations.
Our commitment to internal control is reflected in Sun Life’s strong control environment, which includes:

—  the Sun Life Audit Committee, which provides oversight and guidance over internal control practices and Sun Life’s financial reporting,

—  a commitment to acting ethically as set out in the Code,

—  a sound organizational structure reflecting clear and appropriate accountabilities and authorities, and

—  competent and appropriately compensated employees.

We are all responsible for Sun Life’s internal controls and we should understand how they relate to our roles. Working with your manager, you should:

—  clearly understand your department’s objectives and how your role contributes to achieving them,

—  establish and maintain control activities appropriate to achieving your objectives and mitigating associated risks,

—  be aware of changes in your business or business environment affecting your role, and adapt your control activities appropriately, and

—  continually monitor the appropriateness and effectiveness of internal controls for which you are responsible, and resolve related problems on a timely basis.

Be sure to inform your manager and other affected areas when problems occur – regularly communication maintains control awareness. If you are unsure how your role is affected by or contributes to internal control you should speak to your manager.

Dealing with regulators, auditors and others
Our reputation is built on our daily interaction with our customers, our shareholders and the public. We can all build Sun Life’s value by meeting the highest standards of professional conduct.

Specifically, we cooperate with lawful investigations and inquiries by regulators, law enforcement agencies, external and internal auditors and other investigators. We provide accurate and factual information to them, and do not mislead or attempt to improperly influence them. You should not tamper with any document to obscure the true nature of a transaction in Sun Life’s records or to impede or influence an audit, regulatory review or investigation. If you suspect information is not being provided as required, report your concerns to your compliance officer or someone in the law department.

Advise your compliance officer or senior manager in your business group of any requests that are outside the normal course of business, such as special audits, questionnaires or inquiries related to industry-wide investigations, as well as any regulatory complaint, fine or disciplinary action.

Need help?

The Code is a reference tool; it does not replace Sun Life standards or more detailed guidance. If you are not sure how to apply the Code in any situation:

—  talk to your manager,

—  contact someone identified in the Contact Lists on The Source, or

—  send an email to SLF_Code_of_Business_Conduct@sunlife.com.

You may access Sun Life policies and standards through the following links or directly through The Source. Speak to your manager if you do not have access to The Source.

Issue	Page	Relevant policy or standard/contact

Anti-money laundering and anti-terrorist financing	10	Anti-Money Laundering and Anti-Terrorist Financing Policy

Books and records	22	Fraud Risk Management Standard; Records Management Operating Guideline

Communicating with others	15, 20, 25	Disclosure Policy; Internet/E-communication Access and Use Policy; Privacy Commitment

Company assets	20	Internet/E-communication Access and Use Policy; Security Policy

Competing fairly	19	Someone in the law department responsible for advising your business unit or function

Complying with the law	8	Someone in the law department responsible for advising your business unit or function

Confidential information	12, 15	Disclosure Policy; Privacy Commitment; Securities Trading Policy; Security Policy; Supplementary Code of Conduct for Investment Operations

Directorships	18	Someone in the law department responsible for advising your business unit or function

Expenses	21	Local travel and expense reimbursement standards

Fairness in the workplace	17	Local human resources standards

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Issue	Page	Relevant policy or standard/contact

Fraud	9	Fraud Risk Management Standard

Gifts and entertainment	14	Supplementary Code of Conduct for Investment Operations

Media communications	16	Disclosure Policy

Outside activities or employment	18	Someone in the law department responsible for advising your business unit or function

Personal relationships	11	Local human resources standards

Personal safety	17	Security Policy

Privacy	15	Disclosure Policy; Internet/E-communication Access and Use Policy; Privacy Commitment; Security Policy

Regulatory investigations	25	Compliance officer or someone in the law department responsible for advising your business unit or function

Reporting Code breaches	5

Your manager, a compliance officer, the general counsel or senior compliance officer within your business group, the chief compliance officer, Employee Ethics Hotline, SLF_Code_of_Business_Conduct@sunlife.com

Securities trading	12	Securities Trading Policy

Sustainability	19	Sustainability Program

Technology	16, 20	Information Security Policy; Internet/E-communication Access and Use Policy; Security Policy

There may be local standards that correspond to the above enterprise-wide policies. Please check your local intranet or ask your manager.

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Notes

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© Sun Life Assurance Company of Canada 2010
03/10

Sun Life Financial